Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TPG SPECIALTY LENDING, INC.

TPG Specialty Lending, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: that the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended solely to reflect a change in the name of the Corporation by deleting the first paragraph of ARTICLE I thereof and inserting the following in lieu thereof:

“The name of the corporation is Sixth Street Specialty Lending, Inc. (the “Corporation”).”

SECOND: That the foregoing amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: That this Certificate of Amendment of the Certificate of Incorporation shall be effective immediately upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 15th day of June, 2020.

By:	/s/ Joshua Easterly
Name:	Joshua Easterly
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment – TPG Specialty Lending, Inc.]